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                                                                       Exhibit 7


                              May 6, 1996


Forstmann Little & Co.
767 Fifth Avenue
44th Floor
New York, NY  10153
Attention: Ms. Sandra Horbach
           Partner
Gentlemen:

          In order to allow you to evaluate the possible acquisition (the "Proposed Acquisition") of Community Health Systems, Inc. (the "Company") we will deliver to you, upon your execution and delivery to us of this letter agreement, certain information about the properties and operations of the Company. All information about the Company furnished by us or our Representatives (as defined below), whether furnished before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished, is referred to in this letter agreement as "Proprietary Information". Proprietary Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement, (b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives or (c) becomes available to you on a nonconfidential basis from a person other than us or our Representatives who is not to your knowledge otherwise bound by a confidentiality agreement with us or any Representative of ours, or is otherwise not to your knowledge under an obligation to us or any Representative of ours not to transmit the information to you. As used in this letter agreement, the term "Representative" means, as to any person, such person's affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this letter agreement, the term

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"person" shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

          Except as required by law, unless otherwise agreed to in writing by us, you agree (a) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any person other than your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Acquisition and to cause those persons to observe the terms of this letter agreement applicable to them,
(b) not to use Proprietary Information for any purpose other than in connection with your evaluation of the Proposed Acquisition or the consummation of the Proposed Acquisition in a manner that we have approved and (c) not to disclose to any person (other than those of your Representatives who are actively and directly participating in your evaluation of the Proposed Acquisition or who otherwise need to know for the purpose of evaluating the Proposed Acquisition and, in the case of your Representatives, whom you will cause to observe the terms of this letter agreement applicable to them) any information about the Proposed Acquisition, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to you or your Representatives. You will be responsible for any breach of the terms of this letter agreement by you. You will be responsible for any breach of the terms of this letter agreement applicable to your Representatives by your Representatives.

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          You shall take all reasonable actions and precautions to prevent the disclosure, use, photocopying, copying, duplicating or reproducing of any of the Proprietary Information by you in any manner contrary to the terms of this letter agreement. In the event that any information regarding the Proposed Acquisition or any Proprietary Information shall be disclosed, used, photocopied, copied, duplicated or reproduced by you in any manner contrary to the terms of this letter agreement, you shall (i) notify us orally and in writing of such disclosure (including, without limitation, the circumstances of the disclosure and the identity of the person or entity to which such Proprietary Information was disclosed) within twenty-four hours upon your discovery of such disclosure; (ii) use reasonable efforts to prevent further disclosure of such Proprietary Information and (iii) use reasonable efforts to retrieve physical possession of such Proprietary Information.

          In the event that you or anyone to whom you transmit the Proprietary Information is compelled by applicable law or regulation or by legal process to disclose any Proprietary Information or any other information concerning the Company or the Proposed Acquisition, you agree that you will provide us with prompt written and oral notice of such requirement in order to enable us to seek an appropriate protective order or other remedy, to consult with you with respect to our taking steps to resist or narrow the scope of such legal process, or, in our sole discretion, to waive compliance, in whole or in part, with the terms of this letter agreement. In any such event you and your Representatives will furnish only that portion of the Proprietary Information which you are advised by your attorneys you are legally required to furnish and you will, at our expense, exercise the efforts directed by us to obtain reliable assurances that confidential treatment

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will be accorded the Proprietary Information and other information that is so disclosed.

          You also agree that for a period of two years from the date of this letter agreement, neither you nor any of your Representatives will, without the prior written consent of the Company or its Board of Directors:

     (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof;

     (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

     (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving the Company or any of its subsidiaries, securities or assets;

     (d)  form, join or in any way participate in a "group" as defined in
          Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing;

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     (e)  otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; or

     (f) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing.

          You and your Representatives, on your behalf, also agree during such period not to make any public proposal, statement or inquiry, or publicly disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the Company or any of its Representatives, directly or indirectly to amend, waive or terminate any of the foregoing provisions.

          If you determine that you do not wish to proceed with the Proposed Acquisition, you will promptly advise us of that decision. In that case, or in the event that we, in our sole discretion, so request or the Proposed Acquisition is not consummated by you, you will, upon our request, promptly deliver to us or destroy all Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in your possession or in the possession of any Representative of yours.

          You acknowledge that none of the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or our other Representatives and none of the respective officers, directors, employees, agents or controlling persons of Merrill Lynch or such other Representatives makes any express or implied

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representation or warranty as to the accuracy or completeness of any Proprietary
Information, and you agree that none of such persons shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Proprietary Information or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Proprietary Information and that you shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to you in any final definitive acquisition agreement relating to the Proposed Acquisition, subject to the terms and conditions of such agreement.

          You agree that, without our prior written consent, you will not for a period of two years from the date hereof directly or indirectly solicit for employment or employ any person who is now employed by us or any of our subsidiaries and who became known to you as a result of your evaluation or otherwise in connection with the Proposed Acquisition; provided, however, that you shall not be prohibited from employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you. The use of an independent employment agency (so long as it is not directed by you to contact such person) or advertisements in the media, and the hiring as a result of such use, shall not be deemed a violation of this paragraph.

          You agree that until a final definitive acquisition agreement regarding the Proposed Acquisition has been executed by you and us, neither we nor any of our Representatives are under any legal obligation and shall have no liability to you of any nature whatsoever with respect to the Proposed Acquisition by virtue of this letter agreement or otherwise. You also acknowledge

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and agree that (i) we and our Representatives may conduct the process that may or may not result in the Proposed Acquisition in such manner as we, in our sole discretion, may determine (including, without limitation, negotiating and entering into a final definitive acquisition agreement with any third party without notice to you) and (ii) we reserve the right to change (in our sole discretion, at any time and without notice to you) the procedures relating to our and your consideration of the Proposed Acquisition (including, without limitation, terminating all further discussions with you and requesting that you return all Proprietary Information to us).

          Without prejudice to the rights and remedies otherwise available to us, you agree that the Company would be irreparably injured by a breach of this letter agreement by you or your Representatives, that monetary remedies would be inadequate to protect the Company against any actual or threatened breach of this letter agreement by you or by your Representatives, and you agree we shall be entitled to equitable relief including injunction or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement.

          It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that state without regard to the conflicts

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of law principles thereof.

          Any assignment of this letter agreement by you without our prior written consent shall be void.

          You further acknowledge and agree that if any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

          This letter agreement contains the entire agreement between you and us concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by each of you and us.

          In addition, you acknowledge and agree that this letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. You warrant that the person who executes this letter agreement on your behalf has full authority to do so.

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          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                    COMMUNITY HEALTH SYSTEMS, INC.

                    By  /s/ Tyree G. Wilburn
                       ---------------------------------
                         Title: Senior Vice President

Accepted and Agreed
as of the date
first written above:

FORSTMANN LITTLE & CO.


By  /s/ Sandra J. Horbach
   --------------------------------
     Title: Partner